                                                                    EXHIBIT 12.1

                         NORTHWEST AIRLINES CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)


                                                                  THREE MONTHS ENDED           NINE MONTHS ENDED
                                                                     SEPTEMBER 30                SEPTEMBER 30
                                                                ----------------------     -------------------------
                                                                   1997          1996          1997          1996
                                                                --------      --------     ----------     ----------
EARNINGS:

Income before income taxes                                      $  472.9      $  410.6     $    799.9     $    829.5
Less:  Income from less than 50%
       owned investees                                               4.0           4.5           17.8           15.1
Add:
       Rent expense representative of interest            (1)       50.5          48.7          147.8          142.4
       Interest expense net of capitalized interest                 57.5          62.8          171.2          190.5
       Interest of mandatorily redeemable
         preferred security holder                                   6.3           6.7           18.3           20.6
       Amortization of debt discount                                 1.4           3.2            4.0            9.7
       Amortization of interest capitalized                          0.7           0.7            2.2            2.0
                                                                --------      --------     ----------     ----------

       ADJUSTED EARNINGS                                        $  585.3      $  528.2     $  1,125.6     $  1,179.6
                                                                --------      --------     ----------     ----------
                                                                --------      --------     ----------     ----------

FIXED CHARGES:

Rent expense representative of interest                   (1)   $   50.5      $   48.7     $    147.8     $    142.4
Interest expense net of capitalized interest                        57.5          62.8          171.2          190.5
Interest of mandatorily redeemable
       preferred security holder                                     6.3           6.7           18.3           20.6
Amortization of debt discount                                        1.4           3.2            4.0            9.7
Capitalized interest                                                 2.4           1.5            7.8            5.1
                                                                --------      --------     ----------     ----------

       FIXED CHARGES                                            $  118.1      $  122.9     $    349.1     $    368.3
                                                                --------      --------     ----------     ----------
                                                                --------      --------     ----------     ----------

RATIO OF EARNINGS TO FIXED CHARGES                                  4.96          4.30           3.22           3.20
                                                                --------      --------     ----------     ----------
                                                                --------      --------     ----------     ----------

(1) Calculated as one-third of rentals, which is considered representative of the interest factor.